As filed with the Securities and Exchange Commission on March 21, 2024.

Registration No. 333-275351

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ParaZero Technologies Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	3728	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Dov Hoz Kiryat Ono, 5555626, Israel Tel: +972-3-688-5252 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: 302.738.6680 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Greenberg Traurig, P.A One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Shy Baranov, Adv. Gornitzky & Co. Vitania Tel Aviv Tower 20 HaHarash Street Tel Aviv, 6761310 Israel Tel: +972 (3) 710.9191

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ParaZero Technologies Ltd., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration on Form F-1 (Registration No. 333-375351) on November 6, 2023, which was declared effective by the SEC on November 15, 2023, or the Registration Statement. The Registration Statement originally covered the resale from time to time by the selling shareholders identified in the prospectus that form a part of the Registration Statement of up to 14,836,366 ordinary shares, par value NIS 0.02 per share, or Ordinary Shares.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post Effective Amendment No. 1 concerns only the sale of the Ordinary Shares by the Selling Shareholders from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED March 21, 2024

4,636,364 Ordinary Shares

ParaZero Technologies Ltd.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 4,636,364 ordinary shares, par value NIS 0.02 per share, or Ordinary Shares, of ParaZero Technologies Ltd. issuable upon the exercise of Series A warrants, or the Series A Warrants as further described below under “Prospectus Summary — Recent Developments — October 2023 Private Placement”.

The selling shareholders are identified in the table commencing on page 13. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. We may receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, of approximately $5.1 million, based on an exercise price of $1.10 per share and subject to adjustments, if all warrants are exercised. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “PRZO.” The last reported sale price of our Ordinary Shares on Nasdaq on March 20, 2024, was $0.6230 per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer,” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission (or the SEC), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024.

i

About This Prospectus

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are offering to sell the Ordinary Shares, nor we are seeking offers to buy the Ordinary Shares, at any jurisdictions where offers and sales are not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” in this prospectus refer to Ordinary Shares of ParaZero Technologies Ltd., par value NIS 0.02 per share.

Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the issuance of the foregoing Bonus Shares and the Reverse Stock Split.

ii

TRADEMARKS

“ParaZero,” “SafeAir,” “SmartAir,” “SmartAir Pro” and “TerminateAir” are trademarks of ours that we use in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities. Unless the context otherwise requires, references in this prospectus to the “company,” “ParaZero,” “we,” “us,” “our” and other similar designations refer to ParaZero Technologies Ltd.

Our Company

We are an aerospace company that is focused on drone safety systems and engaged in the business of designing, developing, and providing what we believe are best-in-class autonomous parachute safety systems for commercial drones, also known as unmanned aerial systems or UAS. Our company was founded by a group of aviation professionals, together with veteran drone operators, to address the drone industry’s safety challenges. Our goal is to enable the drone industry to realize its greatest potential through increasing safety and mitigating operational risk.

Drones are either navigated manually with a remote control or operated autonomously by software. Drones have long seen widespread use in the military for surveillance and long-range attack purposes and have also been used for weather monitoring and search and rescue operations. As developments in the mobile industry have enabled manufacturers to decrease the size, weight, and cost of batteries and cameras, the drone industry has expanded beyond its largely military-based origins and scale for commercial and civil government use cases. Increased automation of drones and a global concern for sustainability have also driven demand. Drones have become an integral workflow tool among a myriad of global industries and have a wide array of commercial applications, such as photography, agriculture, package delivery, first response/public safety, surveying, construction site monitoring, and infrastructure inspection. Drones are easy enough even for private individuals to maintain and operate and do not require expensive infrastructure, allowing for recreational use. As demand and use cases for commercial drones have increased, so too have concerns over drone safety, and we believe our safety solutions place us in a strong position to take advantage of the developing market and regulatory frameworks, which are increasingly recognizing parachute recovery systems as effective forms of risk mitigation for expanded operational approvals across an increasing number of global regions.

Our unique, patented technology enables parachute deployment on drones in a fraction of a second using an autonomous computer paired with a ballistic parachute launcher. We believe that we have created a new benchmark in drone safety with low altitude parachute deployment capabilities and high levels of reliability. Globally, our solutions have proven critical to enabling commercial drone operations over populated areas and beyond-visual-line-of-sight, or BVLOS, which require prior approval from aviation regulators, including the U.S., Canada, Israel, Brazil, Singapore, Australia, Ireland and the U.K., among other countries. These authorizations facilitate new business opportunities and applications for expanded drone operations worldwide, thus enhancing the value proposition of our solutions for our global customers.

Our Solutions

Our unique, patented technology for drones, the SafeAir system, is designed to protect hardware, people, and payload in the event of an in-flight failure. The SafeAir system is a smart parachute system that monitors UAS flight in real time, identifies critical failures and autonomously triggers a parachute in the event of an emergency. The system contains a flight termination system, a black box to enable post-deployment analysis, and a warning buzzer to alert people of a falling drone. In addition to being fully autonomous, the SafeAir system includes a separate remote control for manual parachute deployment capability.

We have a global distribution footprint and have forged partnerships all around the world, including India, South Korea, the United States, Latin America and Europe. We sell our drone safety systems as off-the-shelf solutions, as well as perform integrations with OEMs, offering customized, bespoke safety solutions for a large variety of aerial platforms, including multi-rotor, fixed wing, vertical take-off

In February 2024, we announced our intention to enter the counter unmanned aircraft system (C-UAS or anti-drone) market. Small, lethal drones are being utilized around the world with tremendous effectiveness and are reshaping the balance between humans and technology in war, raising demand for C-UAS countermeasures. Counter-drone technology encompasses a wide range of solutions that allow users to detect, classify, and mitigate drones and unmanned aerial vehicles. This includes everything from camera systems and specialist drone detection radars to net guns and cyber takeover systems.

According to research published in February 2024 by Global Market Insights, the Global Anti-Drone or Counter-UAV Market was valued at $1.9 billion in 2023 and is forecasted to be worth USD 15.3 billion by 2032, growing at an estimated CAGR of 26.0% between 2024 and 2032.

Industry Overview and Market Challenges

According to Contrive Datum Insights, the global commercial drone market size was valued at $13.4 billion in 2022. It is expected to expand at a compound annual growth rate (CAGR) of 57.5% from 2023 to 2030. In terms of volume, the demand was recorded at 689.4 thousand units in 2020. Drones are used for multiple applications ranging from filmmaking to emergency response. Additionally, these devices are witnessing a high demand in the real estate and construction sector owing to their ability to survey lands, provide continuous and precise project notifications, improve safety and prevent dangerous incidents on construction sites. Business use cases for drones have witnessed considerable growth over the past few years. Market participants such as drone manufacturers and software solution providers are constantly engaged in designing, testing, and improving solutions for various markets.

Full commercial operations of drones over populated areas are not likely to materialize without a regulator-approved safety solution. ParaZero is a leader in this market with smart sensing, best-in-class low altitude deployment, and drone management capabilities, and our technology can be fitted across virtually all drones, enabling advanced safety and data retention capabilities.

Our Strategy

We are implementing a multi-tiered business model to increase flexibility in the market and to encourage broad adoption of our products. We sell ready-to-use systems directly to OEMs, which usually are characterized by long sales cycles and in the commercial drone market are also original design manufacturers, or ODMs. Our direct interaction with OEMs enables us to work with them from the design stage, providing for seamless integration of our solutions into their products. We also market our solutions directly to clients via direct sales, resellers and an online store.

Recent Developments

October 2023 Private Placement

On October 26, 2023, we entered into a private placement transaction, or the October 2023 Private Placement, pursuant to a securities purchase agreement, or the October 2023 PIPE Agreement, with certain accredited investors, or the Purchasers, for aggregate gross proceeds of $5.1 million, before deducting fees to the placement agent and other expenses payable by us in connection with the October 2023 Private Placement. The October 2023 Private Placement closed on October 30, 2023.

As part of the October 2023 Private Placement, we issued units and pre-funded units, collectively, the Units, consisting of an aggregate of (i) 1,136,364 Ordinary Shares, (ii) 3,500,000 pre-funded warrants each to purchase one Ordinary Share, or the Pre-Funded Warrants, (iii) 4,636,364 series A warrants each to purchase one Ordinary Share, or the Series A Warrants, and (iv) series B warrants to purchase a maximum amount of 5,563,638 Ordinary Shares, or the Series B Warrants.

Each Unit consisted of (i) one Ordinary Share or Pre-Funded Warrant, (ii) one Series A Warrant and (iii) one Series B Warrant. The purchase price was $1.10 per Unit. The Pre-Funded Warrants were immediately exercisable at an exercise price of $0.005 per Ordinary Share and have been exercised in full. The Series A Warrants are immediately exercisable, have an exercise price of $1.10 per Ordinary Share (subject to customary adjustments and certain anti-dilution protection) and have a term of 5.5 years from the date of issuance.

Following the end of an adjustment period, the aggregate number of Ordinary Shares issuable upon the exercise of the Series B Warrant was determined to be 140,373 Ordinary Shares, which is based on a Reset Price (as defined in the Series B Warrant) of $1.0677, calculated as the arithmetic average of the sum of the thirty-six volume weighted average prices of the Ordinary Shares during the applicable Reset Period (as defined in the Series B Warrant). As of the date of this prospectus, the Series B Warrants have been exercised in full.

Summary Risk Factors

Investing in our securities involves substantial risk. The risks described under the heading “Risk Factors” immediately following this summary and other risk factors contained in the documents incorporated by reference may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges include the following:

●	We are a development-stage company and have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	We have not generated any significant revenue from the sale of our current products and may never be profitable.

●	We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

●	Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

●	The Company expects to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce its profitability and may never result in revenue to the Company.

●	Our directors, officers and holders of 10% or more of our outstanding Ordinary Shares beneficially own approximately 19.92% of our outstanding Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

●	Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel including the recent war with Hamas and other terrorist organizations from the Gaza Strip.

Corporate Information

We are an Israeli corporation based in Israel and were incorporated on June 30, 2013, under the name ParaZero Ltd. On September 6, 2018, our name was changed to ParaZero Israel Ltd., and on November 4, 2018, our name was changed to our current name, ParaZero Technologies Ltd. Our principal executive offices are located at 30 Dov Hoz, Kiryat Ono, 5555626, Israel. Our telephone number in Israel is +972-3-688-5252. Our website address is www.parazero.com. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	will not be required to conduct an evaluation of our internal control over financial reporting;

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure; and

●	are exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (2) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC. We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our Ordinary Shares may be different than the information you might receive from other public companies in which you hold equity. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We are taking advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares currently issued and outstanding	10,806,572 Ordinary Shares, par value NIS 0.02 per share.

Ordinary Shares offered by the selling shareholders	Up to 4,636,364 Ordinary Shares issuable upon the exercise of the Series A Warrants.

Ordinary Shares to be outstanding assuming the full exercise of the Series A Warrants	15,442,936 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Series A Warrants that are exercised. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes and for working capital purposes, as well as for potential acquisitions. See “Use of Proceeds.”

Risk factors	Investing in our Ordinary Shares involves a high degree of risk. You should read the “Risk Factors” section starting on page 9 of this prospectus and “Item 3.D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Nasdaq Capital Market symbol	“PRZO”

The number of the Ordinary Shares issued and outstanding as shown above is based on 10,806,572 Ordinary Shares issued and outstanding as of the date of this prospectus. This number excludes:

●	Up to 4,636,364 Ordinary Shares issuable upon the exercise of the Series A Warrants;

●	Warrants outstanding as of such date to purchase an aggregate of 712,387 Ordinary Shares at a weighted average exercise price of $1.57;

●	366,172 Ordinary Shares issuable upon the exercise of options under our incentive option plan, at a weighted average exercised price of $1.275, none of which were vested as of such date; and

●	243,984 Ordinary Shares reserved for future issuance under our incentive option plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	the issuance of 4,178,206 bonus shares to the holders of our Ordinary Shares on a basis of 2.5 bonus shares for each Ordinary Share outstanding (equivalent to a 3.5-for-1 forward share split) that took place on May 23, 2022, and the customary adjustments to our outstanding options and warrants; and

●	the 1-for-2 Reverse Stock Split effected on June 26, 2022, and the customary adjustments to our outstanding options and warrants; and

●	the issuance of 672,691 bonus shares, to the holders of our Ordinary Shares on a basis of 0.23 bonus shares for each Ordinary Share outstanding (equivalent to a 1.23-for-1 forward share split) that took place on October 2, 2022, and the customary adjustments to our outstanding options and warrants.

See “Description of Share Capital” for additional information.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2023 and 2022 from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
(in USD, except share data)	2022	2023
Statements of Operations Data:
Sales	560,118	620,508
Cost of sales	(337,565)	(476,610)
Gross profit	222,553	143,898
Research and development expenses	(640,328)	(636,801)
Sales and marketing expenses	(264,728)	(487,904)
General and administrative expenses	(766,711)	(1,472,872)
Prospective initial public offering expenses	(389,396)	(345,925)
Operating loss	(1,838,610)	(2,799,604)
Change in fair value of convertible notes	-	(504,976)
Change in fair value of derivative warrant liabilities	-	(277,600)
Issuance expenses attributable to derivate warrant liability	-	(247,129)
Interest expenses with respect to funding from parent company	(17,386)	(152,745)
Other finance income, net	202,958	210,675
Comprehensive and net loss	(1,653,038)	(3,771,379)
Basic and diluted loss per share	(0.49)	(0.77)
Weighted average number of shares outstanding used in computing basic and diluted loss per share	3,349,071	4,891,071

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in our 2023 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our financial statements and related notes, before you decide to purchase our securities. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely impacted. In that event, the trading price of our securities would likely decline and you might lose all or part of your investment.

The sale of a substantial amount of our Ordinary Shares, including resale of the held by the selling shareholder in the public market could adversely affect the prevailing market price of our Ordinary Shares.

We are registering for resale up to 4,636,364 Ordinary Shares issuable upon the exercise the Series A Warrants. Sales of substantial amounts of shares of our Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or other equity or debt securities convertible into Ordinary Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel including the recent war with Hamas and other terrorist organizations from the Gaza Strip.

Our executive offices and research and development facilities are located in Israel. In addition, all of our key employees, officers and directors are residents of Israel. Accordingly, political, geopolitical, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, the Hamas (an Islamist terrorist militia and political group that controls the Gaza strip), the Hezbollah (an Islamist terrorist militia and political group based in Lebanon) and other terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could negatively affect business conditions in Israel in general and our business in particular, and adversely affect our product development, operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport, could prevent or delay shipments of our components or products.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen, as described below). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, such as Iran, will join the hostilities. Such clashes may escalate in the future into a greater regional conflict.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service, including two employees and our CEO who were called up for reserve service, but have since returned to work full time and their pre-war military reserve duties. So long as the war continues, our personnel may be called up for reserve service, whether for an extended periods or periodically for short-term periods. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and the market price of our Ordinary Shares, and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary, in order to meet our business partners face to face. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Similarly, Israeli companies are limited in conducting business with entities from several countries. For instance, in 2008, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government has in the past covered the reinstatement value of certain damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

If we are unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of our Ordinary Shares.

As previously disclosed, on February 8, 2024, we received an initial notification letter from Nasdaq’s Listing Qualifications Department notifying us that we had 180 days to regain compliance with the minimum bid price requirement set forth in Nasdaq’s continued listing rules. Nasdaq’s continued listing rules require that listed securities maintain a minimum bid price of $1.00 per share, and that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days or more. We have until August 6, 2024, to regain compliance with the minimum bid price requirement in order to maintain the listing. To regain compliance with the minimum bid price requirement, our Ordinary Shares must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In the event that we do not regain compliance by August 6, 2024, we may then be eligible for additional 180 days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period. If we do not qualify for the second compliance period or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our Ordinary Shares, at which point we will have an opportunity to appeal the delisting determination to a hearings panel.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the minimum closing bid price requirement, Nasdaq may take steps to delist our Ordinary Shares. Such a delisting would likely have a negative effect on the price of our Ordinary Shares and would impair your ability to sell or purchase our Ordinary Shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Ordinary Shares to become listed again, stabilize the market price or improve the liquidity of our Ordinary Shares, prevent our Ordinary Shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2023 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	our lack of operating history;

●	our current and future capital requirements and our belief that our existing cash will be sufficient to fund our operations for more than one year from the date that the financial statements are issued;

●	our ability to obtain necessary regulatory approvals from the U.S. Federal Aviation Administration or other governmental agencies, or limitations put on the use of small unmanned aerial systems (“UASs”) in response to public privacy concerns;

●	our ability to manufacture, market and sell our products and to generate revenues;

●	our ability to maintain our relationships with key partners and grow relationships with new partners;

●	our ability to maintain or protect the validity of our U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations and new market segments;

●	our ability to retain key executive members and hire additional personnel;

●	our ability to maintain and expand intellectual property rights;

●	interpretations of current laws and the passages of future laws;

●	our ability to achieve greater regulatory compliance needed in existing and new markets;

●	the overall demand for drone safety systems;

●	our ability to achieve key performance milestones in our planned operational testing;

●	our ability to establish adequate sales, marketing and distribution channels;

●	acceptance of our business model by investors.

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry;

●	statements as to the impact of the political and security situation in Israel on our business, including due to the current war between Israel and Hamas; and

●	those factors referred to in our 2023 Annual Report incorporated by reference herein, as well as in our 2023 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares will go to the selling shareholders.

We may receive proceeds from the exercise of the Series A Warrants to the extent that the Series A Warrant are exercised for cash. The Series A Warrants may, however, be exercisable on a cashless basis under certain circumstances. If the entire Series A Warrants were exercised for cash in full, the proceeds would be approximately $5.1 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes and for working capital purposes, as well as for potential acquisitions. We can make no assurances that any of the Series A Warrants will be exercised, or if exercised, that it will be exercised for cash, the quantity which will be exercised or in the period in which it will be exercised.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2023 on an actual basis.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2023
U.S. dollars	Actual
Cash and cash equivalents	7,428,405
Total assets	8,424,917
Total non-current liabilities	1,564,773
Total shareholders’ equity	6,105,058
Total capitalization	7,669,831

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, and is based on 10,806,572 Ordinary Shares issued and outstanding as of the date of this prospectus. This number excludes:

●	Up to 4,636,364 Ordinary Shares issuable upon the exercise of the Series A Warrants;

●	Warrants outstanding as of such date to purchase an aggregate of 712,387 Ordinary Shares at a weighted average exercise price of $1.57;

●	366,172 Ordinary Shares issuable upon the exercise of options under our incentive option plan, at a weighted average exercised price of $1.275, none of which were vested as of such date; and

●	243,984 Ordinary Shares reserved for future issuance under our incentive option plan.

SELLING SHAREHOLDERS

The selling shareholders acquired the Series A Warrants pursuant to a contractual agreement, as detailed in Prospectus Summary — Recent Financings — October 2023 Private Placement” above. We have agreed to file this registration statement covering the resale of the Ordinary Shares issuable upon the exercise of the Series A Warrants in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time.

Other than the relationships described herein, to our knowledge, none of the selling shareholders are an employee or supplier of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders have held a position as an officer or a director of ours, nor has the selling shareholders had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The Ordinary Shares being offered are being registered to permit public secondary trading of such Ordinary Shares and the selling shareholders may offer all or part of the Ordinary Shares it owns for resale from time to time pursuant to this prospectus. The selling shareholders do not have any family relationships with our officers, other directors or controlling shareholders.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to the named selling shareholders who are able to use this prospectus to resell the Ordinary Shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by each of the selling shareholders, based on its ownership of Ordinary Shares issuable upon the exercise of the Series A Warrants, as of March 20, 2024, assuming exercise of such warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the holders of the Ordinary Shares, this prospectus generally covers the resale of at least a number of Ordinary Shares issuable upon the exercise of the Series A Warrants held by the selling shareholders. Because the number of Ordinary Shares may be adjusted, the number of Ordinary Shares that will actually be issued may be more or less than the number of Ordinary Shares being offered by this prospectus. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Empery Asset Master, Ltd.(2)	2,432,122		2,432,122		—
Empery Tax Efficient, LP(3)	769,402		769,402		—
Empery Tax Efficient III, LP(4)	980,294		980,294		—
Robert J. Eide Pension Plan(5)	280,945	(6)	272,728	(7)	8,217	(8)
L.I.A. Pure Capital Ltd.(9)	181,818		181,818		—

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of March 20, 2024 are counted as outstanding for computing the percentage of each of the selling shareholders holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders.
(2)	Consists of 2,432,122 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 4.99%. Accordingly, none of the warrants may be exercise at this time and are not listed as beneficially owned by the selling shareholder. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of EAM is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(3)	Consist of 769,402 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 4.99%. Accordingly, none of the warrants may be exercise at this time and are not listed as beneficially owned by the selling shareholder. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(4)	Consists of 980,294 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 4.99%. Accordingly, none of the warrants may be exercise at this time and are not listed as beneficially owned by the selling shareholder. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of ETE III is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(5)	Robert J. Eide Pension Plan’s contact address is c/o Aegis Capital Corp., One Broadcast Plaza, Suite 300, Merrick, New York 11566. Robert Eide is a natural control person of Robert J. Eide Pension Plan. Robert Eide is the Chief Executive Officer and the indirect shareholder of 100% of the shares of Aegis Capital Corp., the placement agent of the October 2023 Private Placement and the underwriter for the Company’s initial public offering closed on July 31, 2023.

(6)	Consists of (i) 8,217 Ordinary Shares and (ii) 272,728 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 9.99%.

(7)	Consists of 272,728 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 9.99%.

(8)	Consists of 8,217 Ordinary Shares

(9)	Consists of 181,818 Ordinary Shares issuable upon the exercise of the Series A Warrants issued in the October 2023 Private Placement. The foregoing warrants have a beneficial ownership limitation which prevents the holder from exceeding beneficial ownership beyond 9.99%. The address of L.I.A. Pure Capital Ltd., or Pure, is 20 Raoul Wallenberg St, Tel-Aviv, Israel.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our amended and restated articles of association as in effect on the date of this prospectus are summaries and do not purport to be complete. A form of our amended and restated articles of association was filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

On May 23, 2022, we issued 4,178,206 bonus shares to the holders of our Ordinary Shares on a basis of 2.5 bonus shares for each Ordinary Share outstanding (equivalent to a 3.5-for-1 forward share split).

On June 26, 2022, our shareholders approved the 1-for-2 Reverse Stock Split of our Ordinary Shares, pursuant to which holders of our Ordinary Shares received one Ordinary Share, par value NIS 0.02, for every two Ordinary Shares, par value NIS 0.01, held before the Reverse Stock Split.

On October 2, 2022, we issued 672,691 bonus shares, to the holders of our Ordinary Shares on a basis of 0.23 bonus shares for each Ordinary Share outstanding (equivalent to a 1.23-for-1 forward share split).

Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the issuance of the foregoing Bonus Shares and the Reverse Stock Split, and the customary adjustments to our outstanding options and warrants.

General

Our authorized share capital consists of NIS 4,000,000 divided into 200,000,000 Ordinary Shares, par value NIS 0.02, of which 10,806,572 Ordinary Shares are issued and outstanding as of March 20, 2024. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right. All Ordinary Shares have identical voting and other rights in all respects.

Ordinary Shares

In the last three years, we have issued an aggregate of 10,446,829 Ordinary Shares in a combination of private and public offerings, including the ordinary shares issued in the October 2023 Private Placement.

Warrants

In the last three years, we have issued warrants, including the Series A Warrants and Series B Warrants issued in the October 2023 Private Placement, to purchase an aggregate of 5,489,124 Ordinary Shares to investors consultants and the former parent company, of which 907 warrants have expired, 139,466 warrants have been exercised (including the exercise of the Series B Warrants on a cashless basis) and 5,348,751 of which are currently outstanding. The exercise prices of the warrants range from $0.005 to $5.00 per Ordinary Share.

Options

In the last three years we have issued options to directors, employees and consultants to purchase an aggregate of 366,172 Ordinary Shares, of which no options have expired, no options have been exercised and all options are still outstanding. The exercise price of the options is $1.275 per Ordinary Share.

Simple Agreements for Future Equity

In February, March and May 2022, we entered into SAFEs for aggregate proceeds of up to $2,500,000, of which we raised $1,514,928, which were converted into an aggregate of 504,976 Ordinary Shares in our IPO. For additional information, see “Certain Relationships and Related Party Transactions — Simple Agreements for Future Equity.”

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether annual or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, each of our directors, other than the external directors, was assigned to one of three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2024 and after, each year the term of office of only one class of directors will expire. The term of such directors may terminate earlier, if they resign or cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next annual general meeting, or later, until the end of the term of a director who they replaced. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Management — Board Practices — External Directors.”

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, but no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of any shareholder or shareholders holding at least five percent (5%) or a higher percent of our voting rights.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	Appointment, fees or termination of our auditors, if the shareholders have not delegated their authority to set the fees for our auditors to our board of directors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Notwithstanding the foregoing, under our amended and restated articles of association notice of general meetings does not have to be delivered to shareholders, and notice by the Company of a general meeting which is published on the Company’s website shall be deemed to have been duly given on the date of such publication to any registered shareholder located in the State of Israel, and notice by the Company of a general meeting which is publicized on the SEC’s EDGAR Database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to any registered shareholder located outside of Israel.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was called at the request of a shareholder, and within half an hour of an adjourned meeting a legal quorum is not present, the meeting shall be cancelled.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy or by a written ballot.

Changing Rights Attached to Shares

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Companies Law or these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

An increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed to modify or derogate or cancel the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of our company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company if there is no holder of 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was made from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was made from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the controlling shareholder of the offeror, holder of 25% or more of the voting rights in the company or anyone on their behalf or on behalf of the offeror, including their relatives or corporations under their control or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfilment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Further, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents and similar agreements has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our amended and restated articles of association. If a court were to find these provisions of our amended and restated articles of association are inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association are described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel, shall be the exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to our company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

PLAN OF DISTRIBUTION

We are registering the ordinary shares previously issued and upon exercise of the warrants to permit the resale of these ordinary shares by the holders thereof and holders of the ordinary shares warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholders will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of our securities offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Gornitzky & Co. Certain other matters of U.S. federal law and New York state law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2023 of ParaZero Technologies Ltd. incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Brightman Almagor Zohar & Co., an independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Gornitzky & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was not obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment was given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment was rendered does not allow for the enforcement of judgments of Israeli courts;

●	adequate service of process has not been effected and the defendant has not had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is contrary to public policy of Israel, or the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel;

●	the judgment was obtained by fraud or conflicts with any other valid judgments in the same matter between the same parties; and

●	an action between the same parties in the same matter is pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli shekel, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.parazero.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024; and

●	the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 21, 2024, including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at ParaZero Technologies Ltd., 30 Dov Hoz, Kiryat Ono, 5555626 Israel, Attention: Yuval Tovias, Chief Financial Officer, telephone number: +972-3-688-5252.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law, 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

Pursuant to the Securities Law, an Israeli Company may also indemnify an office holder for expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

We entered into indemnification agreements with all of our directors and with all members of our senior management immediately prior to the closing of this offering. Each such indemnification agreement will provide each office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care.

Subject to the aforesaid limitations, under the indemnification agreements, we intend to exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.2	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 19, 2022, and incorporated herein by reference).
5.1*	Opinion of Gornitzky & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on July 1, 2022, and incorporated herein by reference).
10.2	ParaZero Technologies Ltd. Global Share Incentive Plan (2022) (filed as Exhibit 10.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on May 24, 2022, and incorporated herein by reference).
10.3	Share Purchase Agreement, dated January 28, 2022, by and among the Registrant, Delta Drone International Ltd., L.I.A Pure Capital Ltd. and other entities listed therein (filed as Exhibit 10.3 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on May 24, 2022, and incorporated herein by reference).
10.4	Form of Simple Agreement for Future Equity (filed as Exhibit 10.4 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on May 24, 2022, and incorporated herein by reference).
10.5	Loan Conversion Agreement, dated January 28, 2022, by and between the Registrant and Delta Drone International Ltd. (filed as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on May 24, 2022, and incorporated herein by reference).
10.6	Supply Agreement, dated February 2, 2022, by and between the Registrant and Delta Drone International Ltd. (filed as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on May 24, 2022, and incorporated herein by reference).
10.7	Loan Agreement, dated August 4, 2022, by and between the Registrant and Medigus Ltd. (filed as Exhibit 10.7 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 7, 2022, and incorporated herein by reference).
10.8	Unsecured Credit Facility Agreement, dated October 30, 2022, by and between Registrant and Medigus Ltd. (filed as Exhibit 10.8 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2022, and incorporated herein by reference).
10.9	Consulting Agreement, dated October 30, 2022, by and between Registrant and Medigus Ltd. (filed as Exhibit 10.9 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on November 4, 2022, and incorporated herein by reference).
10.10	First Amendment to Unsecured Credit Facility Agreement, dated June 26, 2023, by and between the Registrant and Medigus Ltd. (filed as Exhibit 10.10 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 27, 2023, and incorporated herein by reference).
10.11	Form of Placement Agent Agreement (filed as Exhibit 99.1 to Form 6-K furnished to the Securities and Exchange Commission on October 26, 2023, and incorporated herein by reference).
10.12	Form of Securities Purchase Agreement (filed as Exhibit 99.2 to Form 6-K furnished to the Securities and Exchange Commission on October 26, 2023, and incorporated herein by reference).
10.13	Form of Registration Rights Agreement (filed as Exhibit 99.3 to Form 6-K furnished to the Securities and Exchange Commission on October 26, 2023, and incorporated herein by reference).
10.14	Form of Series A and Series B Warrants (filed as Exhibit 99.4 to Form 6-K furnished to the Securities and Exchange Commission on October 26, 2023, and incorporated herein by reference).
10.15	Form of Pre-Funded Warrant (filed as Exhibit 99.5 to Form 6-K furnished to the Securities and Exchange Commission on October 26, 2023, and incorporated herein by reference).
10.16	Compensation Policy for the Office Holders of the Company (included as Exhibit A to Exhibit 99.1 to our Report on Form 6-K filed with the Securities and Exchange Commission on September 28, 2023, and incorporated herein by reference)
10.17	Clawback Policy (included as Exhibit A to Exhibit A to Exhibit 99.1 to our Report on Form 6-K filed with the Securities and Exchange Commission on September 28, 2023, and incorporated herein by reference)
23.1**	Consent of Brightman Almagor Zohar & Co.
23.2*	Consent of Gornitzky & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature pages of Registration Statement).
107*	Filing Fee Table.

*	Previously filed.

**	Filed herewith.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

i..	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kiryat Ono, Israel on this 21st day of March, 2024.

PARAZERO TECHNOLOGIES LTD.

By:	/s/ Boaz Shetzer
Boaz Shetzer, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Boaz Shetzer	Chief Executive Officer	March 21, 2024
Boaz Shetzer	(Principal Executive Officer)

/s/ Yuval Tovias	Chief Financial Officer	March 21, 2024
Yuval Tovias	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board of Directors, Director	March 21, 2024
Amitay Weiss

/s/ *	Director	March 21, 2024
Moshe Revach

/s/ *	Director	March 21, 2024
Dr. Roy Borochov

/s/ *	Director	March 21, 2024
Tali Dinar

/s/ *	Director	March 21, 2024
Naama Falach Avrahamy

/s/ *	Director	March 21, 2024
Yigal Shtief

* /s/ Boaz Shetzer
Boaz Shetzer
Attorney in Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ParaZero Technologies Ltd., has signed this Registration Statement on this 21st day of March, 2024.

Puglisi & Associates Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director